Exhibit 10.20

AMENDMENT TO NATURAL GAS LIQUIDS PURCHASE AGREEMENT BY AND BETWEEN
ONEOK HYDROCARBON, L.P. AND PIONEER NATURAL RESOURCES USA, INC.
DATED MARCH 26, 2003

THIS AMENDMENT is made as of this 27th day of October, 2009, by and between PIONEER NATURAL RESOURCES USA, INC. ("Pioneer"), and ONEOK HYDROCARBON,   L.P. (formerly known as, KOCH Hydrocarbon, LP) ("OHLP").

WHEREAS, under that certain Natural Gas Liquids Purchase Agreement dated March 26, 2003 (the "Original Agreement"), as amended by that certain Amendment dated February 9, 2005 (the "First Amendment"), further amended by that certain Amendment dated April 8, 2008 (the "Second Amendment"), and further amended by that certain Amendment dated April 29, 2009 (the "Third Amendment") (the Original Agreement together with the First Amendment, Second Amendment and Third Amendment hereinafter collectively referred to as the "Agreement"), Pioneer sells and OHLP purchases certain volumes of natural gas liquids that originate from the Midkiff and Benedum Plants as described therein; and,

WHEREAS, said Parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree to amend the Agreement as follows in this Second Amendment.

1.	Section 2, Term, of the Agreement shall be deleted in its entirety, and the following substituted in lieu thereof:

"2. Term. This Agreement shall begin on the Effective Date, and shall be effective through the end of the day on October 31, 2009, and continue month to month thereafter until either party provides the other party written notice to terminate thirty (30) days prior to the start of a new month."

2.	Effective October 1, 2009, Section 5. Base and Adjusted Base Fractionation Fees, shall be deleted in its entirety, and the following substituted in lieu thereof:

"5. Base and Adjusted Base Fractionation Fees. The Base Fractionation Fee shall be four cents (4.00¢) per Gallon of the NGL's delivered hereunder. Commencing October 1, 2009, and the beginning of each Month thereafter, the Base Fractionation Fee shall be adjusted to equal the sum of the following two components (the "Adjusted Base Fractionation Fee"):

1. Eighty-two hundredths of a cent (0.82¢) per Gallon for fuel gas, which shall be redetermined by (i) the price per MMBtu of natural gas reflected by the Monthly Houston Ship Channel/Beaumont, Texas, index (applicable to the first Day of the Month - large packages only), for each current Month of actual delivery, as published in Inside F.E.R.C.'s Gas Market Report, plus nine cents (9.00�), divided by $3.50/MMBtu, and (ii) multiplying the resulting ratio by 0.82� per Gallon, and

2. A base fee of three and eighteen one hundredths cents (3.18�) per Gallon.

Notwithstanding anything to the contrary, the Adjusted Base Fractionation Fee shall not be reduced below the Base Fractionation Fee of 4.00� per Gallon."

This Amendment shall be effective as of October 1, 2009. Except as hereby amended, the Agreement shall remain in full force and effect. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms by the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment the day and year first above written.

PIONEER NATURAL RESOURCES USA, INC.		ONEOK HYDROCARBON, L.P.
By: ONEOK HYDROCARBON GP, L.L.C,
its General Partner

By:	/s/ Hershal K. Wolfe	By:	/s/ Sheridan Swords

Printed Name: Hershal K. Wolfe		Printed Name: Sheridan Swords

Title: Vice President Marketing		Title: President